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                                                                       EXHIBIT B

                             SHAREHOLDERS AGREEMENT


                  This SHAREHOLDERS AGREEMENT (this "AGREEMENT") is made and entered into as of June 20, 2000, by and between Thayer Equity Investors III, L.P., a Delaware limited partnership ("THAYER"), and GV Investment LLC, a Delaware limited liability company ("GVI"). Certain capitalized terms used herein are defined in Article I.


                                    RECITALS:

                  A. Pursuant to a Note Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of June 20, 2000, by and between Global Vacation Group, Inc., a New York corporation (the "COMPANY"), and GVI, the Company has issued and sold $27,500,000 of its 9% Convertible Subordinated Notes (the "CONVERTIBLE NOTES") to GVI, which Convertible Notes are convertible into shares of the Company's common stock (the "COMMON STOCK").

                  B. Thayer is the owner of a majority of the Common Stock of the Company.

                  C. In connection with the Purchase Agreement, Thayer and GVI have determined that it is in their respective best interests to enter into, and perform under, this Agreement for the purposes, among others, of: (i) assuring continuity in the ownership of the Company; and (ii) limiting the manner and terms by which the Shareholders' Common Stock may be transferred.


                                   AGREEMENT:

                  In consideration of the foregoing and the covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, in addition to terms defined elsewhere herein, the following terms when used herein shall have the following meanings:

                  1.1 "AFFILIATE," with respect to any Person, shall mean: (i) any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person; or (ii) a general or limited partner or member of such Person. With respect to GVI, the term "Affiliate" shall mean any investment fund to which Three Cities Research, Inc. acts as the principal investment advisor and manager.

                  1.2 "BOARD" shall mean the Board of Directors of the Company.


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                  1.3 "EQUITY SECURITIES" shall mean: (i) any securities of the
Company having voting rights with respect to the election of the Board not contingent upon default (including, without limitation, shares of the Common Stock); (ii) any other securities evidencing any equity ownership interest in the Company; and (iii) any securities convertible into or exercisable or exchangeable for any of the foregoing securities (including, without limitation, the Convertible Notes).

                  1.4 "FAMILY MEMBERS" with respect to an individual, shall mean such individual's spouse, parents, siblings and children.

                  1.5 "PERMITTED TRANSFER" shall mean a Public Sale or a Transfer of Convertible Notes or shares of Common Stock by a Shareholder to: (i) one or more Family Members of such Shareholder, or to such Shareholder's estate;
(ii) a trust or limited liability company created and maintained solely for the benefit of one or more Family Members of such Shareholder; or (iii) an Affiliate of such Shareholder. Prior to any such Transfer, each transferee shall execute and deliver a Joinder Agreement to this Agreement. Upon such execution and delivery, each such transferee (other than a Public Transferee) shall be included within the definition of "SHAREHOLDER" for purposes of this Agreement.

                  1.6 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government body.

                  1.7 "PUBLIC TRANSFEREE" means a transferee of a Shareholder pursuant to a Public Sale.

                  1.8 "PUBLIC SALE" means any sale of Common Stock sold pursuant to a registration statement in compliance with the Securities Act of 1933, as amended, or sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

                  1.9 "SHAREHOLDERS" shall mean collectively the Persons named in the recitals and each other Person, other than a Public Transferee, that becomes a holder of Equity Securities and agrees in writing to be bound by and comply with the terms of this Agreement.

                  1.10 "TRANSFER" shall mean any actual or proposed disposition of all or a portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, put, transfer, pledge, hypothecation, mortgage or other encumbrance, operation of law, distribution, settlement, exchange, waiver, abandonment, gift, alienation, bequest or disposal.


                                   ARTICLE II
                               BOARD OF DIRECTORS

                  2.1 SIZE AND COMPOSITION OF THE BOARD. Each Shareholder shall vote all of his or its shares of Common Stock and any other voting Equity Securities of the Company over which


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such Shareholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a Shareholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written resolutions in lieu of meetings), to ensure that: (i) the authorized number of directors on the Board shall be established and maintained at eight (8) directors; (ii) of the eight (8) directors, Thayer shall have six (6) nominees on the Board; and (iii) of the eight (8) directors, GVI shall have two (2) nominees on the Board, provided, however that:

                           (a) if at any point in time GVI holds, on an
as-converted basis: 2,619,047 or fewer shares of Common Stock (as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events); or fifteen percent (15%) or less of the total outstanding Common Stock, on a Fully-Diluted Basis (as defined below), but more than 1,309,523 shares of Common Stock and more than five (5%) percent of the outstanding Common Stock, on a Fully-Diluted Basis, then Thayer and GVI shall each vote all of their respective shares and each shall take all other necessary or desirable actions within its control to cause only one (1) of GVI's nominees to become or continue to be a member of the Board; and

                           (b) if at any point in time GVI holds, on an
as-converted basis: (i) 1,309,523 or fewer shares of Common Stock (as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events); or (ii) five percent (5%) or less of the total outstanding Common Stock, on a Fully-Diluted Basis, then Thayer shall not be required to vote its shares or to take any other action to cause any of GVI's nominees to become or continue to be members of the Board.

                           The Shareholders shall vote all of their voting
Equity Securities to ensure that the number of directors comprising the Board shall not be increased without the prior written consent of: (i) GVI and (ii) Thayer. Notwithstanding anything in this Agreement to the contrary, the parties to this Agreement acknowledge and agree that the Board shall have the right, pursuant to the Company's By-laws, to select and recommend individuals for election to the Board and nothing contained in this Section 2.1 shall conflict with such right. Solely for the purposes of this Section 2.1, the term "Fully-Diluted Basis" shall mean giving effect to the conversion of all of the Convertible Notes and to the exercise of all options which have been granted under the Company's employee stock option plan (as such plan is in effect on June 20, 2000), but not to the exercise, conversion or exchange of any other options or convertible or exchangeable securities.

                  2.2 REMOVAL. Thayer and GVI shall each vote all of their respective shares and each shall take all other necessary or desirable actions within its control to ensure that the removal from the Board (with or without cause) of any of the nominees of Thayer and GVI, respectively, set forth above is made only upon the written request of the Person or Persons entitled to designate such director pursuant to Section 2.1; provided, however, that in the event that GVI is no longer entitled to the number of directors that it then currently has on the Board as provided pursuant to Section 2.1(a) or (b) above, then at Thayer's request, GVI shall use its reasonable best efforts to cause its nominee(s) not entitled to be a director of the Company to resign from the Board.


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                  2.3 VACANCY. In the event that any director nominated
hereunder for any reason ceases to serve as a member of the Board during his term of office, Thayer and GVI shall each vote all of their respective shares and each shall take all other necessary or desirable actions within its control to cause the resulting vacancy on the Board to be filled by a director nominated by the Person or Persons entitled to nominate such director pursuant to Section 2.1.

                  2.4 REPRESENTATIONS. Each Shareholder represents that he, she or it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Equity Securities shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.



                                   ARTICLE III
                           VOTING COMMITMENT; OFFICERS

                  3.1 VOTING COMMITMENT. Thayer shall vote all of its shares of Common Stock and any other voting Equity Securities of the Company over which Thayer has voting control, and will take all other actions within its control to ensure that a meeting of the shareholders of the Company is held not later than within one (1) year after the date of this Agreement, at which the Company's shareholders are asked to vote on a proposal to approve the issuance of the shares of Common Stock issuable upon conversion of the Convertible Notes. At such shareholder meeting, Thayer shall vote all of its shares of Common Stock and any other voting Equity Securities of the Company over which Thayer has voting control, and will take all other actions within its control to cause such proposal to be approved by the shareholders. In connection with any Transfer of shares of Common Stock by Thayer to one or more third parties prior to such shareholder meeting that would cause the amount of Common Stock held by Thayer and its Affiliates to fall below fifty percent (50%) of the outstanding shares of common stock of the Company as of such date (excluding any shares of Common Stock issued upon conversion of the Convertible Notes), Thayer shall require the transferee of such shares of Common Stock to agree to vote those shares and take other actions as required by this Section 3.1.

                  3.2 OFFICERS. If either Thayer or GVI requests a change in the Chief Executive Officer or Chief Financial Officer of the Company, then the other party shall do all things in its power to effect that change. Both parties shall support only such replacement candidates for the offices of Chief Executive Officer or Chief Financial Officer of the Company as are mutually agreed upon. Notwithstanding the foregoing, the parties acknowledge and agree that the Company's Board shall have the sole right to elect or remove officers of the Company and nothing contained in this Section 3.2 shall conflict with such right.

                                   ARTICLE IV
                      GENERAL TRANSFERABILITY RESTRICTIONS


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         Except for Permitted Transfers and other Transfers in compliance with
Articles V and VI of this Agreement, no Shareholder shall Transfer or cause or permit to be Transferred any Equity Securities owned or controlled by such Shareholder, and any purported Transfer in violation hereof shall be null and void and the Shareholders shall use their reasonable best efforts to cause the Company not to record such transfer on the Company's books or treat any purported transferee of such Equity Securities as the owner of such shares for any purpose. Prior to Transferring any Equity Securities to any Person (other than pursuant to a Public Sale), the transferring Shareholder shall cause the prospective transferee to execute and deliver to the Company, Thayer and GVI a Joinder to this Agreement. All references to Thayer and GVI in Articles V or VI hereunder shall include their respective Affiliates and transferees pursuant to a Permitted Transfer (other than to one or more Public Transferees).

                                    ARTICLE V
                                TAG ALONG RIGHTS

                  5.1 THAYER TRANSFER. Thayer shall not engage in any transaction or transactions (including a merger, consolidation or similar business combination) that involves the Transfer by Thayer (together with any Affiliates of Thayer) to a third party of greater than 2,837,175 shares of Common Stock, as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events (other than a "DRAG ALONG SALE" as defined in Article VI below and other than a Permitted Transfer), without first offering to GVI the right to participate in such Transfer as set forth in this
Article V (a "THAYER TRANSFER").

                  5.2 GVI STOCK TRANSFER. GVI shall not engage in any transaction or transactions (including a merger, consolidation or similar business combination) that involves the Transfer by GVI (together with any Affiliates of GVI) to a third party of greater than 1,571,429 shares of Common Stock, as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events (other than a "DRAG ALONG SALE" as defined in Article VI below and other than a Permitted Transfer), without first offering to Thayer the right to participate in such Transfer as set forth in this Article V (a "GVI STOCK TRANSFER").

                  5.3 GVI NOTES TRANSFER. GVI shall not engage in any transaction or transactions that involves the Transfer by GVI (together with any Affiliates of GVI) to a third party of Convertible Notes in an aggregate principal amount of greater than $8,250,000 (other than a Permitted Transfer), without first offering to Thayer the right to participate in such Transfer as set forth in this Article V (a "GVI NOTES TRANSFER"). Notwithstanding the foregoing, a Transfer of Convertible Notes to a third party shall be deemed not to be a GVI Notes Transfer for purposes of this Article V if: (a) the aggregate consideration paid or payable for the Convertible Notes is not more than the outstanding principal and interest due on such Convertible Notes as of the date of such Transfer; and (b) the consideration per share paid or payable for any shares of Common Stock Transferred in any contemporaneous or related Transfers of Common Stock by GVI is less than the Conversion Price (as defined in the Convertible Notes).

                  5.4. AGGREGATION. In any series of contemporaneous or related Transfers of Common Stock and/or Convertible Notes that would: (a) in the case a series of Transfers of


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Common Stock by Thayer, result in the Transfer of an aggregate of 2,837,175 or more shares of Common Stock; and (b) in the case of a series of Transfers by
GVI: (i) result in the Transfer of an aggregate of 1,571,429 or more shares of Common Stock; (ii) result in the Transfer of Convertible Notes with an aggregate principal amount greater than $8,250,000; or (iii) result in the Transfer of any combination of Common Stock or Convertible Notes constituting, on an as-converted basis, 1,571,429 or more shares of Common Stock, such series of Transfers shall be deemed to constitute a single Transfer and the amounts of Common Stock and/or Convertible Notes Transferred thereby shall be aggregated together so that such series of Transfers trigger the provisions of either
Section 5.1, in the case of a series of Transfers by Thayer, or Section 5.2 or
Section 5.3, in the case of a series of Transfers by GVI. All share amounts in the preceding sentence shall be as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events.

                  5.5 NOTICE. Before consummating a Thayer Transfer, a GVI Stock Transfer or a GVI Notes Transfer (each, a "TAG ALONG SALE"), either Thayer or GVI, as the case may be (the "SELLING PARTY"), shall first deliver a written notice (a "TRANSFER NOTICE") to the other party (the "TAGGING PARTY") stating:
(i) in the case of a Thayer Transfer or a GVI Stock Transfer, the Selling Party's desire to Transfer shares of Common Stock to a third party, the number of shares of Common Stock proposed to be Transferred, and the price per share of Common Stock and other general terms of the proposed Transfer, including any escrow of funds from such Transfer; or (ii) in the case of a GVI Notes Transfer, the Selling Party's desire to Transfer one or more Convertible Notes to a third party, the number of Convertible Notes proposed to be Transferred, and the price per share of Common Stock that such proposed Transfer of Convertible Notes represents, computed by dividing the aggregate purchase price for the Convertible Notes proposed to be Transferred by the number of shares of Common Stock for which those Convertible Notes could have been converted at the time of Transfer.

                  5.6 TAGGING PARTY RIGHT. The Tagging Party may elect, by delivering to the Selling Party a written notice (a "TAG ALONG NOTICE") of its election within fifteen (15) days after receipt of the Transfer Notice (the "TAG ALONG PERIOD"), to participate in the Selling Party's Transfer of Common Stock or Convertible Notes on the same terms and conditions specified in the Transfer Notice. In the case of a GVI Notes Transfer, the "same terms and conditions" shall mean that the Tagging Party shall have the right to sell shares of Common Stock for the price per share of Common Stock determined by dividing the aggregate purchase price for Convertible Notes proposed to be sold by the number of shares of Common Stock for which those Convertible Notes could have been converted at the time of sale. The Tag Along Notice shall specify the maximum number of Common Stock shares that the Tagging Party may elect to Transfer, which number shall not exceed the product (rounded down to the nearest whole number) obtained by multiplying (x) the number of shares of Common Stock owned by the Tagging Party (excluding any shares of Common Stock receivable upon conversion of Convertible Notes) by (y) a fraction, the numerator of which is the number of shares of Common Stock and/or shares receivable upon conversion of Convertible Notes, as the case may be, proposed to be Transferred by the Selling Party, and the denominator of which is the aggregate number of shares of Common Stock either owned by the Selling Party or receivable by the Selling Party upon conversion of any Convertible Notes held by the Selling Party. If the Selling Party is selling shares of Common Stock and the Tagging Party holds Convertible


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Notes, the Tagging Party shall convert all such Convertible Notes to shares of
Common Stock prior to or concurrently with the Tag Along Sale. The Selling Party shall use its commercially reasonable best efforts to interest the third party in purchasing all the shares of Common Stock specified by the Tagging Party in the Tag Along Notice, in addition to the Common Stock or Convertible Notes, as the case may be, that the third party may already have agreed to purchase from the Selling Party. If the third party refuses to purchase all of such additional shares of Common Stock then the Selling Party must reduce the amount of Common Stock or Convertible Notes, as the case may be, that it proposes to sell to such third party by the amount necessary to enable the Tagging Party to sell to such third party an amount of Common Stock equal to the product (rounded down to the nearest whole number) obtained by multiplying (x) the aggregate number of shares of Common Stock such third party is willing to acquire by (y) a fraction, the numerator of which is the number of shares of Common Stock owned by the Tagging Party and the denominator of which is the aggregate number of shares of Common Stock owned by the Selling Party and the Tagging Party.

                  5.7      CONSUMMATION.

                  (a) At least ten (10) days prior to the consummation of a Transfer by the Selling Party described in a Transfer Notice and not before the earlier of (x) the end of the Tag Along Period and (y) the receipt by the Selling Party of a Tag Along Notice, the Selling Party shall provide written notice (a "CONSUMMATION NOTICE") to the Tagging Party stating (i) the identity of the third party transferee, (ii) the number of shares of Common Stock that such the Tagging Party will be entitled to sell to such third party pursuant to this Article V, and (iii) the date the Transfer will be consummated. At least five (5) days prior to the date of such consummation, the Tagging Party shall deliver to the Selling Party for Transfer to the third party one or more certificates, properly endorsed for Transfer, which represent the number of shares of Common Stock such Tagging Party is entitled to sell, as provided in the Consummation Notice. The certificate(s) delivered to the Selling Party by the Tagging Party shall be Transferred to the third party identified in the Consummation Notice, as part of the consummation of the Transfer of Common Stock pursuant to the terms and conditions specified in the Transfer Notice and the Consummation Notice. Upon receipt of the proceeds of the Transfer, the Selling Party shall promptly remit to the Tagging Party that portion of such proceeds to which such Tagging Party is entitled by reason of such Shareholder's participation in such Transfer together with any stock certificates for any shares not sold in the Transfer.

                  (b) In connection with a Transfer pursuant to this Article V, the Tagging Party shall be required to make representations and warranties regarding the Common Stock or Convertible Notes that the Tagging Party proposes to Transfer (including, without limitation, the Tagging Party's ownership of and authority to Transfer such Common Stock or Convertible Notes, the absence of any liens or other encumbrances on such Common Stock or Convertible Notes, and the compliance of such Transfer with the federal and state securities laws and all other applicable laws and regulations). In addition, if the Tagging Party is a holder of more than ten percent (10%) of the outstanding Common Stock, on an as-converted basis, it shall also be required to provide customary representations and warranties regarding the Company.


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                  5.8 SECURITIES LAWS. Notwithstanding anything to the contrary in this Article V, the Selling Party shall have no obligation to permit a Tagging Party, and no Tagging Party shall have the right, to participate as a Tagging Party in a Thayer Transfer, a GVI Stock Transfer or a GVI Notes Transfer if such Transfer (i) would not be exempt from all registration requirements under federal and state securities laws or (ii) would violate, or cause the Transfer to violate, any applicable federal or state laws.

                                   ARTICLE VI
                                DRAG ALONG RIGHTS

                  6.1 DRAG ALONG SALE. Subject to Section 6.3, if either Thayer or GVI (the "DRAGGING Party") in its sole discretion determines to accept an offer from a third party that is not an Affiliate of such Dragging Party to purchase all of the shares of Common Stock then held by the Dragging Party, then the other party (the "DRAGGED PARTY") shall be required to sell all the shares of Common Stock either held or receivable upon conversion of any Convertible Notes held by such party pursuant to such offer (the "DRAG ALONG SALE"). Prior to commencing any Drag Along Sale, the Dragging Party shall convert all Convertible Notes held by such Dragging Party to shares of Common Stock. If a Drag Along Sale is structured as a: (i) merger or consolidation, each Dragged Party shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation; or (ii) sale of stock, then each Dragged Party shall agree to sell all of its shares of Common Stock and to either (a) convert all Convertible Notes and sell all shares of Common Stock received upon such conversion, on the terms and conditions approved by the Dragging Party or (b) elect to receive on the Drag Along Sale Date from the purchaser in the Drag Along Sale the aggregate principal and accrued interest on all outstanding Convertible Notes held by such Dragged Party (a "FORCED REDEMPTION") as of such date. Each Dragged Party in such Drag Along Sale: (i) shall be subject to the same terms and conditions of sale; and (ii) shall execute such documents and take such actions as may be reasonably required by the Dragging Party.

                  6.2 DRAG NOTICE. The Dragging Party shall provide the Dragged Party with written notice (the "DRAG NOTICE") of a Drag Along Sale at least fifteen (15) days prior to the date of consummation of such sale (the "DRAG ALONG SALE DATE"). The Drag Notice shall set forth: (i) the identity of the third party transferee in a Drag Along Sale; (ii) the price and the other general terms of the proposed Transfer; and (iii) the Drag Along Sale Date.

                  6.3 FORM OF CONSIDERATION. Upon the consummation of a Drag Along Sale: (i) each holder of Common Stock (including the Dragging Party) shall receive the same form of consideration and the same amount of consideration per share as each other holder of Common Stock; (ii) if any holders of Common Stock are given an option as to the form and amount of consideration to be received, then each other holder of Common Stock shall be given the same option; and (iii) any non-cash consideration received by holders of Common Stock pursuant to the terms of a Drag Along Sale shall be allocated among the Dragged Party and the Dragging Party pro rata based upon each transferor's percentage ownership of the aggregate shares of Common Stock held by the Dragging Party and the Dragged Party. If any portion of the consideration in a Drag Along Sale is subject to escrow or a future contingency, the Dragged Party's right to the proceeds of


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the Drag Along Sale shall be proportionally subject to such escrow and/or contingency and the future payments due therefrom.

                  6.4      CONSUMMATION.

                  (a) At least five (5) days prior to the Drag Along Sale Date, the Dragged Party shall either (i) convert all Convertible Notes held by such Dragged Party and deliver to the Dragging Party for Transfer to the third party one or more certificates, properly endorsed for Transfer, which represent all of the shares of Common Stock held by such Dragged Party; or (ii) elect to proceed with a Forced Redemption in compliance with Section 6.1. Such certificate(s) shall be Transferred to the third party transferee identified in the Drag Notice, as part of the consummation of the Drag Along Sale. Upon receipt of the proceeds of the Drag Along Sale, the Dragging Party shall promptly remit to the Dragged Party that portion of such proceeds to which such Dragged Party is entitled by reason of such Dragged Party's participation in such Drag Along Sale.

                  (b) In connection with a Drag Along Sale, the Dragged Party shall be required to make representations and warranties regarding the shares of Common Stock that such Dragged Party Transfers in such sale (including, without limitation, such Dragged Party's ownership of and authority to Transfer such shares of Common Stock and the absence of any liens or other encumbrances on such shares of Common Stock). In addition, any Dragged Party who is a holder of more than ten percent (10%) of the outstanding Common Stock, on an as-converted basis, shall also be required to provide customary representations and warranties regarding the Company.

                                   ARTICLE VII
                         TERMINATION; ADDITIONAL PARTIES

                 7.1 TERMINATION. All rights and obligations set forth in this Agreement, to the extent not previously terminated, shall terminate upon the earlier of: (i) the written agreement of Thayer and GVI; (ii) the closing of a Drag Along Sale; (iii) the closing of any Transfer or series of related Transfers of shares of Common Stock, Convertible Notes or any combination of shares of Common Stock and Convertible Notes that results in Thayer and GVI and their respective Affiliates holding together, on an as-converted basis, less than 7,347,672 shares of Common Stock, as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events; or (iv) at such time that either (a) Thayer's or its Affiliates' holdings of Common Stock, on a fully-diluted and as-converted basis, are less than five percent (5%) of the outstanding common stock of the Company; or (b) GVI's or its Affiliates' holdings of Common Stock, on a fully-diluted and as-converted basis, are less than five percent (5%) of the outstanding common stock of the Company.

                 7.2 ADDITIONAL PARTIES. All additional shares of capital stock issued by the Company to a Shareholder shall be deemed to be "Equity Securities" owned by such Shareholder for purposes of this Agreement.


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                                  ARTICLE VIII
                                  MISCELLANEOUS

                 8.1 LEGEND. All certificates evidencing Equity Securities restricted by this Agreement shall bear a legend indicating the existence of the restrictions imposed hereby and a stop transfer order may be placed with respect to such securities. The legend referred to in the preceding sentence shall be substantially in the following form:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS AND OTHER TERMS OF A SHAREHOLDERS AGREEMENT DATED AS OF JUNE 20, 2000, AMONG CERTAIN SHAREHOLDERS OF GLOBAL VACATION GROUP, INC. (THE "COMPANY") AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

                  8.2 COMPLIANCE WITH HART SCOTT RODINO ANTITRUST IMPROVEMENTS ACT. Conversion of the Convertible Notes into shares of Common Stock pursuant to this Agreement may not be made without a filing under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or termination of the applicable waiting periods under the HSR Act. All time periods concerning conversion of the Convertible Notes and actions to be taken after conversion of the Convertible Notes shall be equitably extended to reflect delays caused by such filing and the expiration or termination of such waiting periods.

                 8.3 NO WAIVER OF RIGHTS. No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or power or of any other right or power. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. Except as otherwise expressly provided herein, all rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

                 8.4 AMENDMENT. Except as otherwise expressly set forth in this Agreement, this Agreement may be amended or supplemented only by the written agreement of Thayer and GVI. Any amendment approved by Thayer and GVI pursuant to the preceding sentence shall be binding upon all other Shareholders.

                 8.5 ENTIRE AGREEMENT; SUCCESSORS; THIRD PARTIES. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer


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upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

                 8.6 NO ASSIGNMENT. No party hereto may assign any of its rights or obligations under this Agreement to any other person, except that Thayer and GVI may assign part or all of their respective rights and obligations hereunder to one or more of their respective Affiliates, and their respective successors and assigns.

                 8.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

                  If to the Company:

                           Global Vacation Group, Inc.
                           1420 New York Avenue, N.W., Suite 575
                           Washington, D.C.  20005
                           Attn:    Larry R. Gilbertson
                           Tel:     (202) 347-1800
                           Fax:     (202) 347-0710

                  If to Thayer:

                           Thayer Equity Investors III, L.P.
                           c/o Thayer Capital Partners
                           1455 Pennsylvania Avenue, N.W., Suite 350
                           Washington, D.C.  20004
                           Attn:    Daniel Raskas
                           Tel:     (202) 371-0150
                           Fax:     (202) 371-0391

                  With a copy to:

                           Hogan & Hartson, L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C.  20004
                           Attn:    Christopher J. Hagan
                           Tel:     (202) 637-5771
                           Fax:     (202) 637-5910



                  If to GVI:

                           GV Investment LLC


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
                           c/o Three Cities Research, Inc.
                           650 Madison Avenue
                           New York, NY  10022
                           Attn:    J. William Uhrig
                           Fax:     (212) 980-1142

                  With a copy to:

                           Clifford Chance Rogers & Wells, LLP
                           200 Park Avenue
                           New York, NY  10166
                           Attn:    David W. Bernstein
                           Fax:     (212) 878-8375

                  All notices to any of the parties hereto shall be sent to the addresses set forth above, return receipt requested. All deliveries of notice shall be deemed effective when received by the persons entitled to such receipt or when delivery has been attempted but refused by such person or persons.

                 8.8 CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                 8.10 GOVERNING LAW AND VENUE. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any party bringing any action under this Agreement shall only be entitled to choose the state or federal courts located in the Borough of Manhattan in New York City as the venue for such action, and each party hereto consents to the jurisdiction of the court chosen in such manner for such action.

                 8.11 SEVERABILITY. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be invalid, illegal or unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

                 8.12 SPECIFIC PERFORMANCE. The rights of the parties under this Agreement are unique and the failure of a party to perform its obligations hereunder would irreparably harm the other parties hereto. Accordingly, the parties shall, in addition to such other remedies as may be


                                       12
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available at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

                 8.13 FURTHER ASSURANCES. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

                 8.14 FIDUCIARY DUTY. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way impair any fiduciary duties of the Shareholders or any directors of the Company to the Company and no Shareholder shall be required to take any action hereunder for which the Company receives legal advice that such action could violate such Shareholder's fiduciary duties to the Company.



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             IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first above written.


                                        THAYER:


                                        THAYER EQUITY INVESTORS III, L.P.

                                        By:      TC Equity Partners, L.L.C.
                                        Its:     General Partner

                                                 By:    /s/ Daniel A. Raskas
                                                 Name:  Daniel A. Raskas
                                                 Title: Vice President


                                        GVI:


                                        GV INVESTMENT LLC

                                                  By:    /s/ Jeanette Welsh
                                                  Name:  Jeanette Welsh
                                                  Title: Vice President


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